Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Merge Healthcare Incorporated:
     We consent to the incorporation by reference in the registration statements (Nos. 333–34884, 333–100104, 333–107997, 333–40832, 333–40882, 333–107991, 333–125386) on Form S–8 and (No. 333–125603) on Form S–3 of Merge Healthcare Incorporated of our reports dated March 31, 2008, with respect to the consolidated balance sheets of Merge Healthcare Incorporated and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, comprehensive loss, and cash flows for each of the years in the three–year period ended December 31, 2007 and the Company’s internal control over financial reporting as of December 31, 2007, which reports appear in this December 31, 2007 Annual Report on Form 10–K of Merge Healthcare Incorporated.
     Our report dated March 31, 2008, on the Company’s internal control over financial reporting as of December 31, 2007, expresses an adverse opinion on the Company’s internal control over financial reporting as of December 31, 2007 because of the effects of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified and included in management’s assessment a material weakness relating to accounting for income taxes.
     Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share–Based Payment, on January 1, 2006 and the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.
     Our report on the consolidated financial statements also refers to the assumption that the Company will continue as a going concern. The Company has suffered recurring losses from operations and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Chicago, Illinois
March 31, 2008